Exhibit 10.7 (a)
FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of January 15, 2021 (the “Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, VA 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and PROCEPT BIOROBOTICS CORPORATION, a California corporation with offices located at 900 Island Drive, Suite 210, Redwood City, California 94065 (“Borrower”).
WHEREAS, Collateral Agent, Borrower and Lenders have entered into that certain Loan and Security Agreement, dated as of September 25, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and
WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:
1.Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.
2.Section 2.2(b) of the Loan Agreement is hereby amended and restated as follows:
(b)    Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (i) thirty-six (36) months, if the First Revenue Event does not occur (ii) twenty-four (24) months, if the First Revenue Event occurs but the IPO Event does not occur and (iii) twelve (12) months, if the First Revenue Event occurs and the IPO Event occurs. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).
3.Section 6.10 of the Loan Agreement is hereby amended and restated as follows:
6.10 Financial Covenant. Commencing with the quarter ending June 30, 2021, Borrower shall continue to achieve the following, to be tested as of the last day of each quarter, on a consolidated basis with respect to Borrower and its Subsidiaries: revenues for the six months ended at the end of the applicable quarter equal to seventy percent (70%) of the revenues projected for such period in the Approved Forecast (as such Approved Forecast is updated in accordance with this Section 6.10). No later than December 31, 2022, Borrower must deliver to Collateral Agent an updated Approved Forecast covering the period from January 1, 2023 through the Maturity Date, which updated Approved Forecast must be consistent with Borrower’s revenue growing fiscal year over fiscal year (over both projected and actual revenues) and be acceptable to Collateral Agent in its sole discretion.
4.Section 10 of the Loan Agreement is hereby amended by amending and restating the address for Collateral Agent therein as follows:

If to Collateral Agent:	OXFORD FINANCE LLC
115 South Union Street
Suite 300
Alexandria, VA 22314
Attention: Legal Department
Fax: (703) 519-5225
Email: LegalDepartment@oxfordfinance.com

with a copy (which shall	Greenberg Traurig, LLP
not constitute notice) to:	One International Place
Boston, MA 02110
Attn: Abdullah Malik
Fax:
Email:
5.Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definition therein as follows:
“Amortization Date” is, (i) October 1, 2021, if the First Revenue Event does not occur, (ii) October 1, 2022, if the First Revenue Event Occurs but the IPO Event does not occur and (iii) October 1, 2023, if the First Revenue Event Occurs and the IPO Event occurs.

“Approved Forecast” is Borrower’s annual financial projections for the entire period from the first day of the second calendar quarter of 2021 and through December 31, 2022 (to be updated, on or before December 31, 2022 in accordance with Section 6.10, to cover the period through the Maturity Date). The Approved Forecast as of the Amendment Date is attached to this Agreement as Exhibit E hereto and such exhibit shall automatically be revised to reflect the updated Approved Forecast delivered by Borrower to Collateral Agent on or before December 31, 2022 in accordance with Section 6.10.
“First Revenue Event” is the achievement by Borrower for the first time after the Effective Date and before June 30, 2021 of consolidated trailing six month revenues of at least Six Million Four Hundred Dollars ($6,400,000), determined by Collateral Agent at the end of any fiscal month of Borrower based upon written evidence satisfactory to Collateral Agent.
“Fourth Draw Period” is the period commencing on the date of the occurrence of the Second Revenue Event and ending on the earliest of (i) June 30, 2022, (ii) the date that is sixty (60) days immediately after the occurrence of the Second Revenue Event and (iii) the occurrence of an Event of Default; provided, however, that the Fourth Draw Period shall not commence if on the date of the occurrence of the Second Revenue Event an Event of Default has occurred and is continuing.
“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:
(i)    for a prepayment made on or after the Amendment Date through and including the first anniversary of the Amendment Date, three percent (3.00%) of the principal amount of such Term Loan prepaid;
(ii)    for a prepayment made after the date which is after the Amendment Date through and including the second anniversary of the Amendment Date, two percent (2.00%) of the principal amount of the Term Loans prepaid; and
(iii)    for a prepayment made after the date which is after the second anniversary of the Amendment Date and prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.
“Second Revenue Event” is the achievement by Borrower for the first time after the Effective Date and before June 30, 2022 of consolidated trailing six month revenues of at least Twenty Five Million Dollars ($25,000,000), determined by Collateral Agent at the end of any fiscal month of Borrower based upon written evidence satisfactory to Collateral Agent.

“Third Draw Period” is the period commencing on the date of the occurrence of the Third Draw Period Commencement Event and ending on the earliest of (i) March 31, 2022, (ii) the date that is sixty (60) days immediately after the occurrence of the Third Draw Period Commencement Event and (iii) the occurrence of an Event of Default; provided, however, that the Third Draw Period shall not commence if on the date of the occurrence of the Third Draw Period Commencement Event an Event of Default has occurred and is continuing.
6.Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:
“Amendment Date” means January 15, 2021.
“Third Draw Period Commencement Event” is the achievement by Borrower for the first time after the Effective Date and before March 31, 2022 of consolidated trailing six month revenues of at least Twenty Million Dollars ($20,000,000), determined by Collateral Agent at the end of any fiscal month of Borrower based upon written evidence satisfactory to Collateral Agent.
7.Exhibit A attached hereto is hereby added as Exhibit E to the Loan Agreement and made a part thereof.
8.Limitation of Amendment.
a.The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.
b.This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect.
9.To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:
a.Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
c.The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by or on behalf of the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
d.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;
e.The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
f.This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
10.Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.
11.The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof and through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.
12.This Amendment shall be deemed effective as of the Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from the Designated Deposit Account in accordance with Section 2.3(d) of the Loan Agreement.
13.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.
14.This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.
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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Loan Agreement to be executed as of the date first set forth above.

BORROWER:

PROCEPT BIOROBOTICS CORPORATION

By:	/s/ Kevin Waters
Name:	Kevin Waters
Title:	Chief Financial Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President